                                                                   Exhibit 2(ii)

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                              GREENHOLD GROUP, INC.
                                                                 FILED 99 JUL 19
                                                              SECRETARY OF STATE
                                                            TALLAHASSEE, FLORIDA

Pursuant to the provisions of the Florida Statutes, on July 12, 1999 all of the directors and shareholders of Greenhold Group, Inc., a Florida corporation (the "Corporation"), adopted the following resolutions by written consent:

         RESOLVED:                  That the number of authorized shares
                                    of common stock of the Corporation
                                    should be increased to twenty-five
                                    million (25,000,000), $0.01 par value per share and that the number of authorized shares of preferred stock should be increased to five million (5,000,000), $.01 par value per share.

         RESOLVED:                  That the Articles of Incorporation as
                                    filed with the Florida State Depart-ment should be amended to reflect the foregoing resolution.

         RESOLVED:                  That the President of the Corporation
                                    is authorized to take any and all action necessary in order to reflect the change in authorized capital of the Corporation.

NOW THEREFORE, in accordance with the foregoing resolutions, the first sentence of Article III of the Corporation's Articles of Incorporation is deleted and the following inserted in its place:

                           ARTICLE III. CAPITAL STOCK

                  The total number of shares of all classes of stock which the corporation has the authority to issue is twenty-five million (25,000,000) common stock, $0.01 par value per share, and five million (5,000,000) preferred stock, $0.01 par value per share.

IN WITNESS WHEREOF, the President of the Corporation has executed and submitted this instrument this 12th day of July 1999.



                                            /s/ John O'Keefe
                                                -------------------------------
                                                John M. O'Keefe, Sr., President

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              GREENHOLD GROUP, INC.

                                                                 FILED 99 DEC 13
                                                              SECRETARY OF STATE
                                                            TALLAHASSEE, FLORIDA


         Pursuant to the provisions of the Florida Business Corporation Act, Chapter 607, Florida Statutes, the undersigned corporation certifies as follows and adopts the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the corporation is: GREENHOLD GROUP, INC.

         2. The Articles of Incorporation of the said Florida corporation were filed on March 22, 1999, and assigned document # P99000023235.

         3. The following amendments of the Articles of Incorporation were adopted by the sole incorporator of the corporation, there being no shares yet issued by the corporation.

                  ARTICLES III and VI are hereby deleted in their entirety and new ARTICLES III and VI are adopted as follows:

                          "ARTICLE III - CAPITAL STOCK

                           The total authorized capital stock of this
                  Corporation shall consist of Fifty Million (50,000,000) shares of voting common stock, having a par value of $.001 each, amounting in the aggregate to Fifty Thousand Dollars ( $50,000.00). All stock when issued shall be fully paid for and shall be nonassessable and shares of the Corporation are not to be divided into classes.

                           The holders of the outstanding capital stock shall be
                  entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property, or in shares of the capital stock of the Corporation. In any event, dividends on the common stock of this Corporation shall have no cumulative rights whatsoever and dividends will not accumulate if the Directors do not declare dividends, whether or not there is a surplus available to the Board of Directors for payment of dividends.

                           Each shareholder of this Corporation shall have one
                  vote per share of issued and outstanding shares."

                             "ARTICLE VI - DIRECTORS

                           The Corporation shall have a maximum of seven (7)
                  Directors, under such terms and conditions as shall be specified in the Bylaws."

         4. The date of adoption for each of the above amendments is December 1, 1999.

Signed this 9th day of December 1999.



                                        /s/ John O'Keefe
                                        ---------------------------------------
                                            Incorporator